Exhibit 99.1

MONTAGE TECHNOLOGY ANNOUNCES RECEIPT OF

NON-BINDING PROPOSAL TO ACQUIRE THE COMPANY AT

US$21.50 PER SHARE

SHANGHAI, China – March 10, 2014 – Montage Technology Group Limited (Nasdaq: MONT) (“Montage”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today announced that its Board of Directors (the “Board”) has received a preliminary non-binding proposal letter, dated March 10, 2014, from Shanghai Pudong Science and Technology Investment Co., Ltd. (“PDSTI”), a wholly state-owned limited liability company directly under Pudong New Area government of Shanghai. According to the proposal letter, PDSTI proposed to acquire all of Montage’s outstanding ordinary shares at a price of US$21.50 in cash per ordinary share.

The Board is reviewing and evaluating PDSTI’s proposal. No decision has been made with respect to Montage’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. Montage does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

Forward Looking Statements

This press release contains certain statements that are not descriptions of historical facts, but are “forward-looking” statements. These forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements. Statements that are not historical facts, including statements about Montage’s beliefs and expectations, are forward-looking statements. Forward-looking statements, by their nature, involve risks, uncertainties and other factors that could cause actual results to differ materially from those contained in any such statements. Potential risks and uncertainties include, but are not limited to, risks discussed in Montage’s filings with the U.S. Securities and Exchange Commission at www.sec.gov. Montage does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

This release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the issuer or selling security holder and that will contain detailed information about Montage and its management, as well as financial statements.

Company Contact:

Montage Technology

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8616

E: ir@montage-tech.com

Investor Relations Contact:

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 972-239-5119 ext. 125

E: mkreps@sheltongroup.com

Exhibit A

Preliminary Non-Binding Proposal To Acquire

Montage Technology Group Limited

March 10, 2014

The Board of Directors

Montage Technology Group Limited

Room A1601, Technology Building, 900 Yishan Road,

Shanghai 200233,

People’s Republic of China

Dear Members of the Board of Directors,

Shanghai Pudong Science and Technology Investment Co., Ltd. (“PDSTI”) is pleased to submit this preliminary non-binding proposal (the “Proposal”) to acquire all of the outstanding ordinary shares (the “Shares”) of Montage Technology Group Limited (the “Company”), in each case other than those Shares owned by PDSTI and its affiliates (the “Acquisition”).

We believe that our proposal of US$21.5 in cash per Share, as the case may be„ provides a very attractive opportunity to the Company’s shareholders. Our Proposal represents a premium of 34% to the volume-weighted average closing price of the Shares during the last 20 trading days.

Set forth below are the key terms of our Proposal. We are confident that the Acquisition can be closed on the basis outlined in this letter.

1. Acquisition and Purchase Price

We propose to acquire all of the outstanding Shares not already owned by us at a purchase price equal to US$21.5 in cash per Share, as the case may be, through a one-step merger of a newly formed acquisition vehicle with and into the Company.

2. Financing

We intend to finance the Acquisition with a combination of equity and debt capital. Equity financing will be provided by us and, potentially, other equity sources. Debt financing will be provided by third party financial institutions and we are confident that the debt financing necessary for the Acquisition can be arranged on a timely basis.

3. Due Diligence

We and the parties providing debt financing will require a timely opportunity to conduct customary due diligence on. the Company including business, legal, financial and accounting due diligence. We believe that we and our financing sources will be in a position to complete due diligence in a timely manner and in parallel with discussions on the definitive agreements.

4. Definitive Documentation

We are prepared to promptly negotiate and finalize definitive agreements in relation to the Acquisition and related transactions. These definitive agreements will provide for representations, warranties, covenants and conditions which are appropriate for transactions of this type.

5. Confidentiality

Other than the announcement of this Proposal, we are sure that you will agree that it is in all of our interests to ensure that we proceed in a confidential manner, unless otherwise required by law, until we have executed definitive agreements or terminated our discussions.

6. About PDSTI

PDSTI, a wholly state-owned limited liability company directly- under Pudong New Area government of Shanghai, combines proprietary investments with investments management services. The business of PDSTI currently covers a broad range of areas, including venture capital and private equity investments, mergers and acquisitions, management of fund of funds and private equity funds, and debt investments. PDSTI has deep industry knowledge of integrated circuit design and has invested in several well-known IC design companies.

7. No Binding Commitment

This Proposal is not a binding offer, agreement or agreement to make a binding offer or agreement at any point in the future. This letter is a preliminary indication of interest by PDSTI and does not contain all matters upon which agreement must be reached in order to consummate the Acquisition, nor does it create any binding commitment with respect to the Acquisition. Such a commitment will result only from the execution of definitive agreements, and then will be on the terms provided in such agreements.

In closing, we would like to express our commitment to working together to bring the Acquisition to a successful and timely conclusion. Should you have any questions regarding this Proposal, please do not hesitate to contact us. We look forward to hearing from you.

Sincerely,

Shanghai Pudong Science and Technology Investment Co., Ltd.

By:	/s/ Zhu, Xudong
Name:	Zhu, Xudong
Title:	Chairman and President